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                   SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, DC 20549

                               FORM 12b-25

                       NOTIFICATION OF LATE FILING

                    Commission File Number 000-29475


(Check One):

   [X] Form 10-K    [_] Form 11-K    [_] Form 20-F    [_] Form 10-Q
   [_] Form N-SAR

          For Period Ended: July 31st, 2001
                            -------------------
     [_]  Transition Report on Form 10-K

     [_]  Transition Report on Form 20-F

     [_]  Transition Report on Form 11-K

     [_]  Transition Report on Form 10-Q

     [_]  Transition Report on Form N-SAR

          For the Transition Period Ended:_____________________________________

     Read attached instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: _______________________

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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant: MALAHAT ENERGY CORPORATION

Former name if applicable: GRANADA MINERAL PRODUCTS, INC.

Address of principal executive office (Street and number)

700 - 101 Convention Centre Drive

City, state and zip code

Las Vegas, NV 89109



                                    PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]             (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

                (b) The subject annual report, semi-annual report,
[X] transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the
prescribed due date; or the subject   quarterly   report or transition report
on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]             (c) The accountant's statement or other exhibit required by
Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                   NARRATIVE

     State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The Registrant's accounting firm needs additional time to complete the required audits given Registrant's recent change of fiscal year and recent merger activities have delayed the preparation of the report.


                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Kimberlee S. Bogen             (408)        933-1763
      (Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

 [X] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

  [_] Yes  [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                           MALAHAT ENERGY CORPRORATION
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:    October 29th, 2001            By  /s/ BEN DULLEY
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                                               Ben Dulley
                                               President